Exhibit 3.1

ARTICLES SUPPLEMENTARY

OF

ARMADA HOFFLER PROPERTIES, INC.
Pursuant to Section 2-208 of the Maryland General Corporation Law (as amended, supplemented or restated from time to time, the “MGCL”), Armada Hoffler Properties, Inc., a corporation organized and existing under the laws of the state of Maryland (the “Corporation”), does hereby certify to the State Department of Assessments and Taxation of Maryland (the “SDAT”) that:
FIRST: Article VI of the Articles of Amendment and Restatement of the Corporation (which, as amended and supplemented from time to time is referred to herein as the “Charter”), as filed with the SDAT, authorizes the issuance of 600,000,000 shares of stock of the Corporation, consisting of 500,000,000 shares of common stock, $0.01 par value per share, and 100,000,000 shares of preferred stock, $0.01 par value per share (“Preferred Stock”). The Charter expressly authorizes the Board of Directors of the Corporation (the “Board of Directors”) to classify any unissued shares of Preferred Stock from time to time into one or more classes or series of stock and to set the number of shares constituting such series and the designation, preferences, conversion or other rights, voting powers, restrictions, limitations as to dividends and other distributions, qualifications or terms or conditions of redemption of the shares of Preferred Stock constituting such class or series.
SECOND: The Articles Supplementary for the 6.75% Series A Cumulative Redeemable Perpetual Preferred Stock, $0.01 par value per share (“Series A Preferred Stock”), were filed with, and accepted for record by, the SDAT on June 17, 2019.
THIRD: Pursuant to its authority under the Charter, the Board of Directors has classified and designated 3,450,000 additional shares of Series A Preferred Stock.
FOURTH: These Articles Supplementary have been approved by the Board of Directors in the manner and by the vote required by the Charter and applicable law.
FIFTH: These Articles Supplementary shall become effective at 11:00 a.m. Eastern Time on July 2, 2020.
SIXTH: The undersigned officer of the Corporation acknowledges these Articles Supplementary to be the corporate act of the Corporation and, as to all matters or facts required to be verified under oath, the undersigned officer acknowledges that, to the best of his knowledge, information and belief, these matters and facts are true in all material respects and that this statement is made under the penalties for perjury.

IN WITNESS WHEREOF, the Corporation has caused these Articles Supplementary to be signed in its name and on its behalf by its President and Chief Executive Officer and attested to by its Chief Financial Officer, Treasurer and Secretary on this 2nd day of July, 2020.

ATTEST:	ARMADA HOFFLER PROPERTIES, INC.

/s/ Michael P. O'Hara	/s/ Louis Haddad
Name: Michael P. O'Hara	Name: Louis Haddad
Title: Chief Financial Officer, Treasurer, and Secretary	Title: President and Chief Executive Officer